Exhibit 99.1

INmune Bio, Inc. Announces Biomarker Data Demonstrating that the First Patient Treated with its NK Cell Priming “Pseudokine”, INKmune™, Successfully Produced Memory-Like NK Cells

First positive clinical confirmation of in vivo NK response, mirroring in vitro data

Boca Raton, FL, Aug. 25, 2021 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the, “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, announced today that the first patient who received INKmune™ as a potential treatment for high-risk myelodysplastic syndrome (MDS) has successfully shown the NK activation and functional differentiation predicted by previously published in vitro experiments.

NK cells need multiple activating signals to progress from a resting state to the triggering of cytolysis and cytokine secretion. INmune Bio has studied these pathways extensively and demonstrated that binding of NK cells with INKmune™ provides multiple activating signals and drives resting NK to the phenotype of memory-like NK (mlNK) cells with enhanced cancer-killing function. The company believes that this is the first ever successful generation of mlNK cells in patients.

“The INmune Bio team has been developing the concept of tumor cell-primed NK cells since 2004 with the creation of the first pharmaceutical-grade tumor line for NK priming a critical first step in testing whether these primed, memory-like NK cells could be generated in vivo.” said Dr. Lowdell PhD, chief scientific officer of INmune Bio. “In the lab, INKmune™ binds to multiple NK ligands and initiates the activation of over 3,000 genes associated with function, trafficking, proliferation, and survival to form memory-like NK cells, which have superior cancer killing function. In our hands, no single cytokine has such broad physiological effects on NK cells compared to INKmune-primed NK cells, and this has inspired us to refer to INKmune™ as a pseudokine.”

Preliminary data from the first patient shows that formation of mlNK cells can be achieved in vivo and without toxicity. INKmune™ was delivered in three doses on days one, eight and 15. INKmune™ therapy cause proliferation of NK cells with a doubling of the number of peripheral blood NK cell numbers on day 8. Over 50% of the expanded NK cells had an activated profile (CD69+/CD25+) on days eight and 15 and increased to over 70% by day 29. More than 80% of the activated NK cells expressed markers associated with a memory-like NK cell (CD57++, NKG2D+, NKG2A-ve, NKp46-ve). In vitro, the INKmune™ activated NK cells were better at killing cancer cells than the patient’s own NK cells prior to treatment, with an 82% increase in lysis of K562 leukemia cells and a 47% increase in lysis of NK-resistant RAJI lymphoma cell tumor cells as early as day eight. Despite this high level of activated NK cells and tumor killing, the patient showed no symptoms of Cytokine Release Syndrome (CRS).

“We are always cautious of single patient data but seeing these significant changes in peripheral blood NK cell populations in a patient treated at the lowest dose of INKmune™ is encouraging and identical to what we observed in pre-clinical studies,” added Dr. Lowdell.

“Data from this patient demonstrates that INKmune™ can produce memory-like NK cells in patients,” said RJ Tesi, M.D., chief executive officer of INmune Bio. “These biomarker data demonstrate that, even in a heavily pre-treated patient, INKmune™ can cause proliferation of the patients NK cells and convert them into the type of NK cells that are superior at killing cancer cells.”

At least nine additional patients with high-risk MDS will be enrolled in the ongoing Phase I trial. A video overview of the INKmune™ platform can be found by clicking here.

About INKmune™

INKmuneTM is a pharmaceutical-grade, replication-incompetent human tumor cell line which conjugates to resting NK cells and delivers multiple, essential priming signals akin to treatment with at least three cytokines in combination. INKmune™ is stable at -80oC and is delivered by a simple IV infusion. The INKmune:NK interaction ligates multiple activating and co-stimulatory molecules on the NK cell and enhances its avidity of binding to tumor cells; notably those resistant to normal NK-mediated lysis. Tumor-primed NK (TpNK) cells can lyse a wide variety of NK-resistant tumors including leukemias, lymphomas, myeloma, ovarian cancer, breast cancer.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms. The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for COVID-19 complications (Quellor™), cancer (INB03™), Alzheimer’s and Treatment Resistant Depression (XPro1595), and NASH (LIVNate™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation with components of the innate immune system. To learn more, please visit www.inmunebio.com.

Information about Forward-Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, Quellor™, XPro1595, LIVNate™, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO
(858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
Chuck Padala
LifeSci Advisors
(646) 627-8390
chuck@lifesciadvisors.com